Exhibit 10.2

First Amendment to Amended and Restated Employment Agreement between EasyLink Services International Corporation and Glen E. Shipley, dated September 12, 2008.

FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment to Amended and Restated Employment Agreement (this “Amendment”) is entered into on September 12, 2008 (the “Effective Date”) between EasyLink Services International Corporation (the “Company”) and Glen E. Shipley (“Shipley”). This Amendment amends that certain Amended and Restated Employment Agreement (the “Agreement”) between the Company and Shipley effective as of April 1, 2008 (the “Original Effective Date”).

In consideration of the mutual covenants and conditions set forth herein, the parties hereby agree as follows:

1. Amendment to Section 5.2(b). Section 5.2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b) In addition, if Shipley’s employment is terminated under Sections 5.1 (a), (b), (d) or (e), the Company shall also pay Shipley a severance amount equal to the product of (i) two times (ii) the sum of (A) Shipley’s then-applicable annual base salary plus (B) the target Annual Cash Incentive that would have accrued for the fiscal year in which the termination occurred. Such severance amount shall be paid in a single lump sum.

2. No Other Amendments. Except as expressly set forth in this Amendment the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

/ss/ Glen E. Shipley
Glen E. Shipley

EasyLink Services International Corporation

By: /ss/ Jonathan B. Wilson
Name: Jonathan B. Wilson
Title: Secretary